Exhibit 99.1

News Release
Contacts:
Thomas Joyce	Judith T. Murphy
Media	Investors/Analysts
(612) 303-3167	(612) 303-0783

U.S. BANCORP REPORTS RECORD EARNINGS FOR THE SECOND QUARTER OF 2013

MINNEAPOLIS, July 17, 2013 — U.S. Bancorp (NYSE: USB) today reported net income of $1,484 million for the second quarter of 2013, or $.76 per diluted common share. Earnings for the second quarter of 2013 were driven by a year-over-year reduction in noninterest expense and a lower provision for credit losses. Highlights for the second quarter of 2013 included:

•	Industry-leading performance ratios, including:

•	Return on average assets of 1.70 percent

•	Return on average common equity of 16.1 percent

•	Efficiency ratio of 51.7 percent

•	Strong new lending activity of $65.7 billion during the second quarter, including:

•	$37.6 billion of new and renewed commercial and commercial real estate commitments

•	$2.6 billion of lines related to new credit card accounts

•	$25.5 billion of mortgage and other retail loan originations

•	Growth in average total loans of 5.2 percent over the second quarter of 2012 (7.2 percent excluding covered loans) and 1.2 percent on a linked quarter basis (1.6 percent excluding covered loans)

•	Growth in average total commercial loans of 11.2 percent over the second quarter of 2012 and 2.2 percent over the first quarter of 2013

•	Growth in average total commercial real estate loans of 3.7 percent over the second quarter of 2012 and 1.8 percent over the first quarter of 2013

•	Growth in average commercial and commercial real estate commitments of 10.2 percent year-over-year and 2.2 percent over the prior quarter

•	Continued strong growth in average deposits of 7.0 percent over the second quarter of 2012

•	Average noninterest-bearing deposits growth of 3.6 percent and average total savings deposits growth of 13.1 percent year-over-year

•	Growth in average total savings deposits of 2.1 percent over the linked quarter, while noninterest-bearing deposits remained relatively stable with an increase of .7 percent

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

•	Lower net charge-offs on both a linked quarter and year-over-year basis. Provision for credit losses was $30 million less than net charge-offs

•	Net charge-offs were $41 million lower than the first quarter of 2013

•	Annualized net charge-offs to average total loans ratio declined to .70 percent

•	Allowance to period-end loans of 2.02 percent at June 30, 2013

•	Nonperforming assets declined on both a linked quarter and year-over-year basis

•	Nonperforming assets (excluding covered assets) decreased 5.3 percent from the first quarter of 2013

•	Allowance to nonperforming assets (excluding covered assets) was 231 percent at June 30, 2013, compared with 221 percent at March 31, 2013, and 210 percent at June 30, 2012

•	Capital generation continues to reinforce capital position. Ratios at June 30, 2013 were:

•	Tier 1 capital ratio of 11.1 percent

•	Total risk based capital ratio of 13.3 percent

•	Tier 1 common equity to risk-weighted assets ratio of 9.2 percent

•	Tier 1 common equity ratio of approximately 8.3 percent using proposed rules for the Basel III standardized approach released June 2012 and 8.6 percent estimated using final rules released July 2013

•	Returned 73 percent of second quarter earnings to shareholders through dividends and share buybacks

•	Repurchased 18 million shares of common stock during the second quarter

•	Annual dividend raised from $.78 to $.92, an 18 percent increase

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

EARNINGS SUMMARY								Table 1
($ in millions, except per-share data)

	2Q 2013	1Q 2013	2Q 2012	Percent Change 2Q13 vs 1Q13	Percent Change 2Q13 vs 2Q12	YTD 2013	YTD 2012	Percent Change
Net income attributable to U.S. Bancorp	$1,484	$1,428	$1,415	3.9	4.9	$2,912	$2,753	5.8
Diluted earnings per common share	$.76	$.73	$.71	4.1	7.0	$1.49	$1.38	8.0
Return on average assets (%)	1.70	1.65	1.67			1.68	1.64
Return on average common equity (%)	16.1	16.0	16.5			16.1	16.3
Net interest margin (%)	3.43	3.48	3.58			3.46	3.59
Efficiency ratio (%)	51.7	50.7	51.1			51.2	51.5
Tangible efficiency ratio (%) (a)	50.6	49.6	49.8			50.1	50.1
Dividends declared per common share	$.230	$.195	$.195	17.9	17.9	$.425	$.390	9.0
Book value per common share (period-end)	$18.94	$18.71	$17.45	1.2	8.5

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,484 million for the second quarter of 2013, 4.9 percent higher than the $1,415 million for the second quarter of 2012, and 3.9 percent higher than the $1,428 million for the first quarter of 2013. Diluted earnings per common share of $.76 in the second quarter of 2013 were $.05 higher than the second quarter of 2012 and $.03 higher than the previous quarter. Return on average assets and return on average common equity were 1.70 percent and 16.1 percent, respectively, for the second quarter of 2013, compared with 1.67 percent and 16.5 percent, respectively, for the second quarter of 2012. The provision for credit losses was lower than net charge-offs by $30 million in the second quarter and first quarter of 2013 and $50 million lower in the second quarter of 2012.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Our Company earned record net income of $1,484 million in the second quarter, or $.76 per diluted common share. In addition, we achieved profitability metrics that remain among the very best in our industry, including a return on average assets of 1.70 percent, return on average common equity of 16.1 percent and an efficiency ratio of 51.7 percent. I take great pride in our Company’s ability to attain these record results, particularly given the current slow, albeit steady, growth we have seen in the markets we serve.

“The second quarter of each year is one of our Company’s strongest from a fee revenue growth perspective, and this year was no exception, as we experienced linked quarter growth in virtually all categories of fee income. We also experienced solid average loan and deposit growth year-over-year of 5.2

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

percent and 7.0 percent, respectively. Importantly, average total loans grew by 1.2 percent linked quarter, accelerating from the 1.0 percent linked quarter growth we experienced in the first quarter. Given early industry indicators, our linked quarter loan growth shows that we are continuing to gain market share. Average deposits increased by 1.0 percent over the first quarter - a rate fairly comparable to the growth in average loans. Commercial and commercial real estate utilization rates remain, however, fairly flat at approximately 25 percent.

“Credit quality remains strong, as the ratio of net charge-offs to average total loans fell to .70 percent this quarter from .79 percent in the prior quarter. Nonperforming assets declined by over 5 percent and late stage delinquencies also improved. Our provision for credit losses was $30 million less than net charge-offs for the quarter, reflecting the improvement in the credit metrics and overall quality of the Company’s loan portfolio.

“We continue to generate significant capital each quarter. At June 30th, the Company’s Tier 1 capital ratio was 11.1 percent, while the Tier 1 common equity ratio was 8.6 percent as estimated under the final Basel III rules released earlier this month. As anticipated, in June we announced an 18 percent increase in the dividend rate on our common stock, raising the rate to $.92 on an annualized basis. This higher dividend, combined with the repurchase of 18 million shares during the quarter, resulted in a 73 percent return of earnings to shareholders – in-line with our goal of returning 60-80 percent of our earnings to shareholders each year. The Company’s capital position remains strong and, importantly, has allowed us to return to a normal capital distribution mode.

“Last Friday, I had the privilege of joining a small group of our employees on stage at the NYSE to ring The Closing Bell in celebration of the 150th anniversary of the signing of our national bank charter. I want to thank employees who traveled to New York City to represent their co-workers as we commemorated this milestone, and also want to take this opportunity to thank all of our 66,000 employees whose hard work and dedication have contributed to the success of our Company. We have a rich 150 year heritage upon which we will build a very strong future for the benefit of our customers, our employees, our communities and our shareholders.”

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

INCOME STATEMENT HIGHLIGHTS	Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)

	2Q 2013	1Q 2013	2Q 2012	Percent Change 2Q13 vs 1Q13	Percent Change 2Q13 vs 2Q12	YTD 2013	YTD 2012	Percent Change
Net interest income	$2,672	$2,709	$2,713	(1.4)	(1.5)	$5,381	$5,403	(.4)
Noninterest income	2,276	2,165	2,355	5.1	(3.4)	4,441	4,594	(3.3)

Total net revenue	4,948	4,874	5,068	1.5	(2.4)	9,822	9,997	(1.8)
Noninterest expense	2,557	2,470	2,601	3.5	(1.7)	5,027	5,161	(2.6)

Income before provision and taxes	2,391	2,404	2,467	(.5)	(3.1)	4,795	4,836	(.8)
Provision for credit losses	362	403	470	(10.2)	(23.0)	765	951	(19.6)

Income before taxes	2,029	2,001	1,997	1.4	1.6	4,030	3,885	3.7
Taxable-equivalent adjustment	56	56	55	—	1.8	112	111	.9
Applicable income taxes	529	558	564	(5.2)	(6.2)	1,087	1,091	(.4)

Net income	1,444	1,387	1,378	4.1	4.8	2,831	2,683	5.5
Net (income) loss attributable to noncontrolling interests	40	41	37	(2.4)	8.1	81	70	15.7

Net income attributable to U.S. Bancorp	$1,484	$1,428	$1,415	3.9	4.9	$2,912	$2,753	5.8

Net income applicable to U.S. Bancorp common shareholders	$1,405	$1,358	$1,345	3.5	4.5	$2,763	$2,630	5.1

Diluted earnings per common share	$.76	$.73	$.71	4.1	7.0	$1.49	$1.38	8.0

Net income attributable to U.S. Bancorp for the second quarter of 2013 was $69 million (4.9 percent) higher than the second quarter of 2012, and $56 million (3.9 percent) higher than the first quarter of 2013. The increase in net income year-over-year was principally due to a reduction in noninterest expense and a lower provision for credit losses. On a linked quarter basis the increase in net income was due to growth in noninterest income and a reduction in the provision for credit losses.

Total net revenue on a taxable-equivalent basis for the second quarter of 2013 was $4,948 million; $120 million (2.4 percent) lower than the second quarter of 2012, reflecting a 1.5 percent decrease in net interest income and a 3.4 percent decrease in noninterest income. The decrease in net interest income year-over-year was the result of a decline in loan and investment portfolio rates, partially offset by higher average earning assets, continued growth in lower cost core deposit funding and the positive impact from maturities of higher-rate long-term debt during 2012. Noninterest income decreased year-over-year, primarily due to lower mortgage banking revenue. Total net revenue on a taxable-equivalent basis was $74 million (1.5 percent) higher on a linked quarter basis due to a 5.1 percent increase in noninterest income driven by seasonally higher payments-related revenue and increases in the majority of other revenue categories,

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

partially offset by a 1.4 percent decrease in net interest income, the result of declining loan and investment securities portfolio rates and lower average earning assets.

Total noninterest expense in the second quarter of 2013 was $2,557 million; $44 million (1.7 percent) lower than the second quarter of 2012 and $87 million (3.5 percent) higher than the first quarter of 2013. The decrease in total noninterest expense year-over-year was primarily the result of the impact of a second quarter 2012 accrual for the Company’s portion of an indemnification obligation associated with Visa Inc. (NYSE: V) litigation matters (“Visa accrual”) and lower professional services expense, partially offset by higher compensation and employee benefits expense. The increase in total noninterest expense on a linked quarter basis was primarily due to higher insurance and regulatory expense relative to the prior quarter and seasonally higher professional services and marketing and business development costs.

The Company’s provision for credit losses for the second quarter of 2013 was $362 million, $41 million lower than the prior quarter and $108 million lower than the second quarter of 2012. The provision for credit losses was lower than net charge-offs by $30 million in the second quarter and first quarter of 2013 and $50 million lower in the second quarter of 2012. Net charge-offs in the second quarter of 2013 were $392 million, compared with $433 million in the first quarter of 2013, and $520 million in the second quarter of 2012. Given current economic conditions, the Company expects the level of net charge-offs to be relatively stable in the third quarter of 2013.

Nonperforming assets include assets originated or acquired by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements that substantially reduce the risk of credit losses to the Company (“covered assets”). Excluding covered assets, nonperforming assets were $1,921 million at June 30, 2013, compared with $2,029 million at March 31, 2013, and $2,256 million at June 30, 2012. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by reductions in the construction and development portfolio, as well as by improvement in commercial mortgages, total commercial and credit card loans. Covered nonperforming assets were $355 million at June 30, 2013, compared with $377 million at March 31, 2013, and $773 million at June 30, 2012. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.02 percent at June 30, 2013, compared with 2.11 percent at March 31, 2013, and 2.25 percent at March 31, 2012. The Company expects total nonperforming assets to remain relatively stable in the third quarter of 2013.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

NET INTEREST INCOME	Table 3
(Taxable-equivalent basis; $ in millions)

	2Q 2013	1Q 2013	2Q 2012	Change 2Q13 vs 1Q13	Change 2Q13 vs 2Q12	YTD 2013	YTD 2012	Change
Components of net interest income
Income on earning assets	$3,095	$3,168	$3,285	$(73)	$(190)	$6,263	$6,574	$(311)
Expense on interest-bearing liabilities	423	459	572	(36)	(149)	882	1,171	(289)

Net interest income	$2,672	$2,709	$2,713	$(37)	$(41)	$5,381	$5,403	$(22)

Average yields and rates paid
Earning assets yield	3.98%	4.07%	4.34%	(.09)%	(.36)%	4.02%	4.37%	(.35)%
Rate paid on interest-bearing liabilities	.74	.80	1.02	(.06)	(.28)	.77	1.04	(.27)

Gross interest margin	3.24%	3.27%	3.32%	(.03)%	(.08)%	3.25%	3.33%	(.08)%

Net interest margin	3.43%	3.48%	3.58%	(.05)%	(.15)%	3.46%	3.59%	(.13)%

Average balances
Investment securities (a)	$74,438	$73,467	$73,181	$971	$1,257	$73,955	$72,329	$1,626
Loans	225,186	222,421	214,069	2,765	11,117	223,811	212,115	11,696
Earning assets	311,927	313,992	303,754	(2,065)	8,173	312,954	301,899	11,055
Interest-bearing liabilities	229,419	232,186	226,229	(2,767)	3,190	230,795	225,771	5,024

(a)	Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the second quarter of 2013 was $2,672 million, a decrease of $41 million (1.5 percent) from the second quarter of 2012. The decrease was the result of lower loan and investment portfolio rates, partially offset by higher average earning assets, continued growth in lower cost core deposit funding and the positive impact from maturities of higher-rate long-term debt during 2012. Average earning assets were $8.2 billion (2.7 percent) higher than the second quarter of 2012, driven by increases of $11.1 billion (5.2 percent) in average total loans and $1.3 billion (1.7 percent) in average investment securities, partially offset by decreases of $1.1 billion (14.4 percent) in average loans held for sale and $3.1 billion (34.3 percent) in other earning assets, principally due to the deconsolidation of certain community development and tax-advantaged investment variable interest entities (“VIEs”) during the current quarter. Net interest income decreased $37 million (1.4 percent) on a linked quarter basis, driven by a 5 basis point decline in the net interest margin and a $2.1 billion decrease in average earning assets, as growth in average loans was more than offset by declines in average loans held for sale and other earning assets. The net interest margin in the second quarter of 2013 was 3.43 percent, compared with 3.58 percent in the second quarter of 2012, and 3.48 percent in the first quarter of 2013. The decline in the net interest margin

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

on a year-over-year and linked quarter basis primarily reflected lower rates on investment securities and loans. On a year-over-year basis, this impact was partially offset by lower rates on deposits and long-term debt.

AVERAGE LOANS
($ in millions)	Table 4

	2Q 2013	1Q 2013	2Q 2012	Percent Change 2Q13 vs 1Q13	Percent Change 2Q13 vs 2Q12	YTD 2013	YTD 2012	Percent Change
Commercial	$61,507	$59,921	$54,362	2.6	13.1	$60,718	$52,836	14.9
Lease financing	5,255	5,378	5,658	(2.3)	(7.1)	5,316	5,740	(7.4)

Total commercial	66,762	65,299	60,020	2.2	11.2	66,034	58,576	12.7
Commercial mortgages	31,371	31,011	30,624	1.2	2.4	31,192	30,259	3.1
Construction and development	6,513	6,207	5,925	4.9	9.9	6,361	6,008	5.9

Total commercial real estate	37,884	37,218	36,549	1.8	3.7	37,553	36,267	3.5
Residential mortgages	46,873	45,109	39,166	3.9	19.7	45,996	38,498	19.5
Credit card	16,416	16,528	16,696	(.7)	(1.7)	16,472	16,737	(1.6)
Retail leasing	5,653	5,448	5,151	3.8	9.7	5,551	5,123	8.4
Home equity and second mortgages	15,989	16,434	17,598	(2.7)	(9.1)	16,210	17,765	(8.8)
Other	25,224	25,364	25,151	(.6)	.3	25,294	25,027	1.1

Total other retail	46,866	47,246	47,900	(.8)	(2.2)	47,055	47,915	(1.8)

Total loans, excluding covered loans	214,801	211,400	200,331	1.6	7.2	213,110	197,993	7.6

Covered loans	10,385	11,021	13,738	(5.8)	(24.4)	10,701	14,122	(24.2)

Total loans	$225,186	$222,421	$214,069	1.2	5.2	$223,811	$212,115	5.5

Average total loans were $11.1 billion (5.2 percent) higher in the second quarter of 2013 than the second quarter of 2012, driven by growth in residential mortgages (19.7 percent), commercial loans (13.1 percent), retail leasing (9.7 percent), total commercial real estate (3.7 percent) and other retail loans (.3 percent). These increases were partially offset by declines in home equity and second mortgages (9.1 percent), lease financing (7.1 percent), credit card loans (1.7 percent) and covered loans (24.4 percent). Average total loans, excluding covered loans, were higher by 7.2 percent year-over-year. Average total loans were $2.8 billion (1.2 percent) higher in the second quarter of 2013 than the first quarter of 2013, driven by increases in residential mortgages (3.9 percent), retail leasing (3.8 percent), commercial loans (2.6 percent) and total commercial real estate (1.8 percent), partially offset by decreases in home equity and second mortgages (2.7 percent), lease financing (2.3 percent), credit card loans (.7 percent), other retail loans

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

(.6 percent) and covered loans (5.8 percent). Excluding covered loans, average total loans grew by 1.6 percent on a linked quarter basis.

Average investment securities in the second quarter of 2013 were $1.3 billion (1.7 percent) higher year-over-year and $1.0 billion (1.3 percent) higher than the prior quarter. The increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities.

AVERAGE DEPOSITS
($ in millions)	Table 5

	2Q 2013	1Q 2013	2Q 2012	Percent Change 2Q13 vs 1Q13	Percent Change 2Q13 vs 2Q12	YTD 2013	YTD 2012	Percent Change
Noninterest-bearing deposits	$66,866	$66,400	$64,531	.7	3.6	$66,634	$64,057	4.0
Interest-bearing savings deposits
Interest checking	48,403	48,404	45,928	—	5.4	48,404	46,693	3.7
Money market savings	55,368	53,096	44,456	4.3	24.5	54,238	45,191	20.0
Savings accounts	31,929	31,409	29,556	1.7	8.0	31,670	29,201	8.5

Total of savings deposits	135,700	132,909	119,940	2.1	13.1	134,312	121,085	10.9
Time certificates of deposit less than $100,000	13,152	13,610	14,768	(3.4)	(10.9)	13,380	14,862	(10.0)
Time deposits greater than $100,000	31,667	32,099	32,062	(1.3)	(1.2)	31,882	29,788	7.0

Total interest-bearing deposits	180,519	178,618	166,770	1.1	8.2	179,574	165,735	8.4

Total deposits	$247,385	$245,018	$231,301	1.0	7.0	$246,208	$229,792	7.1

Average total deposits for the second quarter of 2013 were $16.1 billion (7.0 percent) higher than the second quarter of 2012. Average noninterest-bearing deposits increased $2.3 billion (3.6 percent) year-over-year, driven by growth in Consumer and Small Business Banking. Average total savings deposits were $15.8 billion (13.1 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking, as well as in corporate trust and broker-dealer balances. Average time certificates of deposit less than $100,000 were $1.6 billion (10.9 percent) lower due to maturities, while time deposits greater than $100,000 were relatively stable, decreasing $.4 billion (1.2 percent). Time deposits greater than $100,000 are managed as an alternative to other funding sources, such as wholesale borrowing, based largely on relative pricing.

Average total deposits increased $2.4 billion (1.0 percent) over the first quarter of 2013. Average noninterest-bearing deposits increased modestly by $.5 billion (.7 percent) on a linked quarter basis, mainly in Consumer and Small Business Banking. Average total savings deposits increased $2.8 billion (2.1 percent) due to higher Consumer and Small Business Banking, Wholesale Banking and Commercial Real

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

Estate and corporate trust balances. Compared with the first quarter of 2013, average time certificates of deposit less than $100,000 and average time deposits greater than $100,000 were relatively stable, declining $.9 billion (1.9 percent).

NONINTEREST INCOME
($ in millions)	Table 6

	2Q 2013	1Q 2013	2Q 2012	Percent Change 2Q13 vs 1Q13	Percent Change 2Q13 vs 2Q12	YTD 2013	YTD 2012	Percent Change
Credit and debit card revenue	$244	$214	$235	14.0	3.8	$458	$437	4.8
Corporate payment products revenue	176	172	190	2.3	(7.4)	348	365	(4.7)
Merchant processing services	373	347	359	7.5	3.9	720	696	3.4
ATM processing services	83	82	89	1.2	(6.7)	165	176	(6.3)
Trust and investment management fees	284	278	262	2.2	8.4	562	514	9.3
Deposit service charges	160	153	156	4.6	2.6	313	309	1.3
Treasury management fees	140	134	142	4.5	(1.4)	274	276	(.7)
Commercial products revenue	209	200	216	4.5	(3.2)	409	427	(4.2)
Mortgage banking revenue	396	401	490	(1.2)	(19.2)	797	942	(15.4)
Investment products fees	46	41	38	12.2	21.1	87	73	19.2
Securities gains (losses), net	6	5	(19)	20.0	nm	11	(19)	nm
Other	159	138	197	15.2	(19.3)	297	398	(25.4)

Total noninterest income	$2,276	$2,165	$2,355	5.1	(3.4)	$4,441	$4,594	(3.3)

Noninterest Income

Second quarter noninterest income was $2,276 million; $79 million (3.4 percent) lower than the second quarter of 2012 and $111 million (5.1 percent) higher than the first quarter of 2013. The year-over-year decrease in noninterest income was principally due to a $94 million (19.2 percent) reduction in mortgage banking revenue due to lower origination and sales revenue. Credit and debit card revenue increased $9 million (3.8 percent) over the prior year due to higher volumes, including the impact of business expansion, partially offset by the impact of a credit recorded in the second quarter of 2012 related to the final expiration of debit card customer rewards. Merchant processing services revenue was $14 million (3.9 percent) higher as a result of an increase in product fees and higher volumes. Trust and investment management fees increased $22 million (8.4 percent) year-over-year, reflecting improved market conditions and business expansion, while investment products fees increased $8 million (21.1 percent) over the prior year, due to higher sales volumes and fees. In addition, the second quarter of 2013 included a $25 million favorable variance in net securities gains (losses), principally due to impairments recorded in the prior year on a

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

number of money center bank securities following rating agency downgrades. In addition to lower mortgage banking revenue, offsetting these positive variances was a $14 million (7.4 percent) decline in corporate payment products revenue, the result of lower government and transportation-related transactions, and a $6 million (6.7 percent) decline in ATM processing services revenue due to lower volumes. Commercial products revenue was $7 million (3.2 percent) lower year-over-year, due to lower standby letters of credit, bond underwriting and syndication fees, partially offset by an increase in other capital markets revenue and commercial loan fees. In addition, other revenue declined by $38 million (19.3 percent), driven by lower equity investment and retail lease revenue.

Noninterest income was $111 million (5.1 percent) higher in the second quarter of 2013 than the first quarter of 2013, driven by seasonally higher payments-related revenue and linked quarter growth in the majority of the fee income categories. Credit and debit card revenue increased $30 million (14.0 percent), corporate payment products revenue increased $4 million (2.3 percent) and merchant processing revenue increased $26 million (7.5 percent) on a linked quarter basis, primarily due to seasonally higher transaction volumes. Trust and investment management fees increased $6 million (2.2 percent) over the first quarter of 2013 due to the impact of improved market conditions and account growth. Deposit service charges increased $7 million (4.6 percent) and treasury management fees increased $6 million (4.5 percent) over the prior quarter, principally due to seasonally higher transaction volumes. Commercial products revenue was $9 million (4.5 percent) higher due to an increase in syndication fees, other commercial loan fees and foreign exchange and other capital markets revenue, partially offset by lower bond underwriting fees. Investment products fees increased $5 million (12.2 percent) due to higher sales volumes and fees. In addition, other revenue increased $21 million (15.2 percent), including higher equity investment and other revenue, partially offset by lower retail lease revenue. Offsetting these positive variances was a $5 million (1.2 percent) decrease in mortgage banking revenue, as higher origination and sales revenue was offset by an unfavorable change in the valuation of mortgage servicing rights (“MSRs”), net of hedging activities.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

NONINTEREST EXPENSE	Table 7
($ in millions)

	2Q 2013	1Q 2013	2Q 2012	Percent Change 2Q13 vs 1Q13	Percent Change 2Q13 vs 2Q12	YTD 2013	YTD 2012	Percent Change
Compensation	$1,098	$1,082	$1,076	1.5	2.0	$2,180	$2,128	2.4
Employee benefits	277	310	229	(10.6)	21.0	587	489	20.0
Net occupancy and equipment	234	235	230	(.4)	1.7	469	450	4.2
Professional services	91	78	136	16.7	(33.1)	169	220	(23.2)
Marketing and business development	96	73	80	31.5	20.0	169	189	(10.6)
Technology and communications	214	211	201	1.4	6.5	425	402	5.7
Postage, printing and supplies	78	76	77	2.6	1.3	154	151	2.0
Other intangibles	55	57	70	(3.5)	(21.4)	112	141	(20.6)
Other	414	348	502	19.0	(17.5)	762	991	(23.1)

Total noninterest expense	$2,557	$2,470	$2,601	3.5	(1.7)	$5,027	$5,161	(2.6)

Noninterest Expense

Noninterest expense in the second quarter of 2013 totaled $2,557 million, a decrease of $44 million (1.7 percent) from the second quarter of 2012, and an $87 million (3.5 percent) increase over the first quarter of 2013. The decrease in total noninterest expense year-over-year was primarily the result of the impact of a second quarter 2012 Visa accrual and lower professional services expense, partially offset by higher compensation and employee benefits expense. Other expense decreased by $88 million (17.5 percent) due to the prior year Visa accrual, lower FDIC insurance expense and costs related to other real estate owned, partially offset by higher costs related to investments in affordable housing and other tax-advantaged projects. Professional services expense was $45 million (33.1 percent) lower than the same quarter of last year, due to a reduction in mortgage servicing review-related costs. Other intangible expense decreased $15 million (21.4 percent) year-over-year as a result of the reduction or completion of the amortization of certain intangibles. These reductions were partially offset by higher compensation and employee benefits expense of $22 million (2.0 percent) and $48 million (21.0 percent), respectively. The increase in compensation expense was primarily attributable to the growth in staffing for business initiatives and business expansion, in addition to merit increases. Employee benefits expense increased principally due to higher pension costs and staffing levels. Marketing and business development expense was $16 million (20.0 percent) higher year-over-year, primarily due to payments-related initiatives. Technology and communications expense was $13 million (6.5 percent) higher than last year, reflecting business expansion and technology projects.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

Noninterest expense increased $87 million (3.5 percent) on a linked quarter basis. The majority of the variance was in other expense, which increased $66 million (19.0 percent) due to higher insurance and regulatory expense relative to the prior quarter, partially offset by lower costs related to other real estate owned. In addition, compensation expense was $16 million (1.5 percent) higher, primarily due the impact of merit increases. Professional services expense and marketing and business development expense increased $13 million (16.7 percent) and $23 million (31.5 percent) respectively, driven by the timing of projects and initiatives across a majority of the business lines. Partially offsetting these unfavorable variances was a $33 million (10.6 percent) decrease in employee benefits expense, which was largely due to seasonally lower payroll taxes.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2013 resulted in a tax rate on a taxable-equivalent basis of 28.8 percent (effective tax rate of 26.8 percent), compared with 31.0 percent (effective tax rate of 29.0 percent) in the second quarter of 2012, and 30.7 percent (effective tax rate of 28.7 percent) in the first quarter of 2013.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)

	2Q	1Q	4Q	3Q	2Q
	2013	2013	2012	2012	2012
Balance, beginning of period	$4,708	$4,733	$4,771	$4,864	$4,919
Net charge-offs
Commercial	34	32	47	59	56
Lease financing	4	3	5	7	15

Total commercial	38	35	52	66	71
Commercial mortgages	8	15	12	20	47
Construction and development	(25)	4	5	5	6

Total commercial real estate	(17)	19	17	25	53
Residential mortgages	74	92	96	121	109
Credit card	173	160	161	167	170
Retail leasing	(1)	1	1	—	—
Home equity and second mortgages	58	73	75	89	63
Other	48	52	59	68	54

Total other retail	105	126	135	157	117

Total net charge-offs, excluding covered loans	373	432	461	536	520
Covered loans	19	1	7	2	—

Total net charge-offs	392	433	468	538	520
Provision for credit losses	362	403	443	488	470
Net change for credit losses to be reimbursed by the FDIC	(38)	5	(13)	(10)	(5)
Other changes (a)	(28)	—	—	(33)	—

Balance, end of period	$4,612	$4,708	$4,733	$4,771	$4,864

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$4,303	$4,343	$4,382	$4,426	$4,507
Allowance for credit losses to be reimbursed by the FDIC	9	47	42	55	65
Liability for unfunded credit commitments	300	318	309	290	292

Total allowance for credit losses	$4,612	$4,708	$4,733	$4,771	$4,864

Gross charge-offs	$506	$549	$576	$639	$631
Gross recoveries	$114	$116	$108	$101	$111
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	2.03	2.11	2.15	2.26	2.34
Nonperforming loans, excluding covered loans	287	274	269	244	247
Nonperforming assets, excluding covered assets	231	221	218	213	210
Period-end loans	2.02	2.11	2.12	2.19	2.25
Nonperforming loans	269	255	228	202	196
Nonperforming assets	203	196	177	168	161

(a)	Second quarter 2013 amount represents reductions in the allowance for covered loans where the reversal of provision expense was offset by an associated decrease in the indemnification asset. Third quarter 2012 amount related to the sale of a credit card portfolio.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

Credit Quality

Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. On a linked quarter basis, net charge-offs decreased $41 million (9.5 percent), and nonperforming assets, excluding covered assets, decreased $108 million (5.3 percent). The allowance for credit losses was $4,612 million at June 30, 2013, compared with $4,708 million at March 31, 2013, and $4,864 million at June 30, 2012. Total net charge-offs in the second quarter of 2013 were $392 million, compared with $433 million in the first quarter of 2013, and $520 million in the second quarter of 2012. The decrease in total net charge-offs on a linked quarter basis primarily reflected improvement in the commercial real estate portfolios, which recorded a net recovery in the current quarter, as well as improvement in the residential mortgages and home equity and second mortgages portfolios. The $128 million (24.6 percent) decline in net charge-offs year-over-year was primarily due to improvement in the commercial, commercial real estate and residential mortgages portfolios. The Company recorded $362 million of provision for credit losses, $30 million less than net charge-offs for the second quarter of 2013.

Commercial and commercial real estate loan net charge-offs decreased to $21 million (.08 percent of average loans outstanding) in the second quarter of 2013, compared with $54 million (.21 percent of average loans outstanding) in the first quarter of 2013, and $124 million (.52 percent of average loans outstanding) in the second quarter of 2012.

Residential mortgage loan net charge-offs were $74 million (.63 percent of average loans outstanding) in the second quarter of 2013, compared with $92 million (.83 percent of average loans outstanding) in the first quarter of 2013, and $109 million (1.12 percent of average loans outstanding) in the second quarter of 2012. Credit card loan net charge-offs were $173 million (4.23 percent of average loans outstanding) in the second quarter of 2013, compared with $160 million (3.93 percent of average loans outstanding) in the first quarter of 2013, and $170 million (4.10 percent of average loans outstanding) in the second quarter of 2012. Total other retail loan net charge-offs were $105 million (.90 percent of average loans outstanding) in the second quarter of 2013, compared with $126 million (1.08 percent of average loans outstanding) in the first quarter of 2013, and $117 million (.98 percent of average loans outstanding) in the second quarter of 2012.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

The ratio of the allowance for credit losses to period-end loans was 2.02 percent (2.03 percent excluding covered loans) at June 30, 2013, compared with 2.11 percent (2.11 percent excluding covered loans) at March 31, 2013, and 2.25 percent (2.34 percent excluding covered loans) at June 30, 2012. The ratio of the allowance for credit losses to nonperforming loans was 269 percent (287 percent excluding covered loans) at June 30, 2013, compared with 255 percent (274 percent excluding covered loans) at March 31, 2013, and 196 percent (247 percent excluding covered loans) at June 30, 2012.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

CREDIT RATIOS	Table 9
(Percent)

	2Q	1Q	4Q	3Q	2Q
	2013	2013	2012	2012	2012
Net charge-offs ratios (a)
Commercial	.22	.22	.32	.41	.41
Lease financing	.31	.23	.37	.50	1.07
Total commercial	.23	.22	.32	.42	.48
Commercial mortgages	.10	.20	.16	.26	.62
Construction and development	(1.54)	.26	.33	.33	.41
Total commercial real estate	(.18)	.21	.18	.27	.58
Residential mortgages	.63	.83	.88	1.17	1.12
Credit card (b)	4.23	3.93	3.86	4.01	4.10
Retail leasing	(.07)	.07	.07	—	—
Home equity and second mortgages	1.45	1.80	1.76	2.04	1.44
Other	.76	.83	.92	1.06	.86
Total other retail	.90	1.08	1.12	1.30	.98
Total net charge-offs, excluding covered loans	.70	.83	.88	1.04	1.04
Covered loans	.73	.04	.24	.06	—
Total net charge-offs	.70	.79	.85	.99	.98
Delinquent loan ratios—90 days or more past due excluding nonperforming loans (c)
Commercial	.09	.09	.09	.06	.07
Commercial real estate	.03	.02	.02	.03	.03
Residential mortgages	.53	.54	.64	.72	.80
Credit card	1.10	1.26	1.27	1.18	1.17
Other retail	.16	.18	.20	.20	.19
Total loans, excluding covered loans	.27	.29	.31	.31	.33
Covered loans	5.40	5.18	5.86	5.61	4.96
Total loans	.49	.52	.59	.61	.61
Delinquent loan ratios—90 days or more past due including nonperforming loans (c)
Commercial	.24	.25	.27	.31	.38
Commercial real estate	1.13	1.38	1.50	1.75	1.92
Residential mortgages	1.96	2.01	2.14	2.52	2.46
Credit card	1.75	2.04	2.12	2.18	2.29
Other retail	.63	.67	.66	.64	.57
Total loans, excluding covered loans	.97	1.06	1.11	1.24	1.27
Covered loans	7.08	7.13	9.28	9.30	9.30
Total loans	1.24	1.35	1.52	1.69	1.76

(a)	Annualized and calculated on average loan balances
(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 4.23 percent for the second quarter of 2013, 4.00 percent for the first quarter of 2013, 4.00 percent for the fourth quarter of 2012, 4.17 percent for the third quarter of 2012 and 4.25 percent for the second quarter of 2012.
(c)	Ratios are expressed as a percent of ending loan balances.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

ASSET QUALITY	Table 10
($ in millions)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2013	2013	2012	2012	2012
Nonperforming loans
Commercial	$91	$85	$107	$133	$172
Lease financing	14	16	16	19	23

Total commercial	105	101	123	152	195
Commercial mortgages	263	289	308	392	376
Construction and development	161	218	238	239	314

Total commercial real estate	424	507	546	631	690
Residential mortgages	685	673	661	757	660
Credit card	109	127	146	163	189
Other retail	222	228	217	210	182

Total nonperforming loans, excluding covered loans	1,545	1,636	1,693	1,913	1,916
Covered loans	168	209	386	449	570

Total nonperforming loans	1,713	1,845	2,079	2,362	2,486
Other real estate (a)	364	379	381	259	324
Covered other real estate (a)	187	168	197	198	203
Other nonperforming assets	12	14	14	16	16

Total nonperforming assets (b)	$2,276	$2,406	$2,671	$2,835	$3,029

Total nonperforming assets, excluding covered assets	$1,921	$2,029	$2,088	$2,188	$2,256

Accruing loans 90 days or more past due, excluding covered loans	$580	$609	$660	$644	$663

Accruing loans 90 days or more past due	$1,119	$1,165	$1,323	$1,326	$1,315

Performing restructured loans, excluding GNMA and covered loans	$3,311	$3,318	$3,421	$3,387	$3,310

Performing restructured GNMA and covered loans	$2,217	$2,294	$2,159	$2,002	$1,727

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.88	.95	.98	1.06	1.11
Nonperforming assets to loans plus ORE (%)	1.00	1.07	1.19	1.30	1.40

(a)	Includes equity investments in entities whose only asset is other real estate owned.
(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest.

Nonperforming assets at June 30, 2013, totaled $2,276 million, compared with $2,406 million at March 31, 2013, and $3,029 million at June 30, 2012. Total nonperforming assets at June 30, 2013, included $355 million of covered assets. The ratio of nonperforming assets to loans and other real estate was 1.00 percent (.88 percent excluding covered assets) at June 30, 2013, compared with 1.07 percent (.95 percent excluding covered assets) at March 31, 2013, and 1.40 percent (1.11 percent excluding covered assets) at June 30, 2012. Commercial nonperforming assets were $90 million (46.2 percent) lower than a year ago, while

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

remaining relatively stable on a linked quarter basis. Commercial mortgage and construction and development nonperforming assets declined by $266 million (38.6 percent) year-over-year and $83 million (16.4 percent) on a linked quarter basis. Credit card nonperforming assets were $80 million (42.3 percent) lower on a year-over-year basis and $18 million (14.2 percent) lower on a linked quarter basis. Residential mortgage nonperforming assets increased $25 million (3.8 percent) from the second quarter of 2012 and $12 million (1.8 percent) from the prior quarter. Other retail nonperforming assets increased $40 million (22.0 percent) year-over-year but decreased slightly (2.6 percent) on a linked quarter basis. Residential mortgage and other retail loan portfolios were impacted by the third quarter of 2012 regulatory clarification in the treatment of consumer borrowers who have had debt discharged through bankruptcy but continue to make payments on their loans.

Accruing loans 90 days or more past due were $1,119 million ($580 million excluding covered loans) at June 30, 2013, lower than the $1,165 million ($609 million excluding covered loans) at March 31, 2013, and the $1,315 million ($663 million excluding covered loans) at June 30, 2012.

CAPITAL POSITION	Table 11
($ in millions)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2013	2013	2012	2012	2012
Total U.S. Bancorp shareholders’ equity	$39,683	$39,531	$38,998	$38,661	$37,792
Tier 1 capital	32,219	31,774	31,203	30,766	30,044
Total risk-based capital	38,378	38,099	37,780	37,559	36,429
Tier 1 capital ratio	11.1%	11.0%	10.8%	10.9%	10.7%
Total risk-based capital ratio	13.3	13.2	13.1	13.3	13.0
Leverage ratio	9.5	9.3	9.2	9.2	9.1
Tangible common equity to tangible assets	7.5	7.4	7.2	7.2	6.9
Tangible common equity to risk-weighted assets	8.9	8.8	8.6	8.8	8.5
Tier 1 common equity to risk-weighted assets using Basel I definition	9.2	9.1	9.0	9.0	8.8
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012	8.3	8.2	8.1	8.2	7.9
Tier 1 common equity to risk-weighted assets estimated using final rules for the Basel III standardized approach released July 2013	8.6	—	—	—	—

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

Total U.S. Bancorp shareholders’ equity was $39.7 billion at June 30, 2013, compared with $39.5 billion at March 31, 2013, and $37.8 billion at June 30, 2012. On June 18, 2013, the Company announced an 18 percent increase in the dividend rate on common stock to $.92 on an annualized basis, or $.23 on a quarterly basis. During the second quarter, the Company returned 73 percent of second quarter earnings to shareholders, including $425 million in common stock dividends and $610 million of repurchased common stock. The Tier 1 capital ratio was 11.1 percent at June 30, 2013, compared with 11.0 percent at March 31, 2013, and 10.7 percent at June 30, 2012. The tangible common equity to tangible assets ratio was 7.5 percent at June 30, 2013, compared with 7.4 percent at March 31, 2013, and 6.9 percent at June 30, 2012. The Tier 1 common equity to risk-weighted assets ratio was 9.2 percent at June 30, 2013, compared with 9.1 percent at March 31, 2013, and 8.8 percent at June 30, 2012. All regulatory ratios continue to be in excess of “well-capitalized” requirements. The Tier 1 common equity to risk-weighted assets ratio using proposed rules for the Basel III standardized approach released June 2012 was approximately 8.3 percent at June 30, 2013, compared with 8.2 percent at March 31, 2013. The Tier 1 common equity to risk-weighted assets ratio estimated using final rules for the Basel III standardized approach released July 2013 was approximately 8.6 percent at June 30, 2013.

COMMON SHARES	Table 12
(Millions)

	2Q	1Q	4Q	3Q	2Q
	2013	2013	2012	2012	2012
Beginning shares outstanding	1,858	1,869	1,880	1,892	1,901
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	4	6	2	5	4
Shares repurchased	(18)	(17)	(13)	(17)	(13)

Ending shares outstanding	1,844	1,858	1,869	1,880	1,892

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13
($ in millions)

	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			2Q 2013
	2Q	1Q	2Q	2Q13 vs	2Q13 vs	YTD	YTD	Percent	Earnings
Business Line	2013	2013	2012	1Q13	2Q12	2013	2012	Change	Composition
Wholesale Banking and
Commercial Real Estate	$323	$328	$328	(1.5)	(1.5)	$651	$659	(1.2)	22%
Consumer and Small Business
Banking	349	317	374	10.1	(6.7)	666	754	(11.7)	24
Wealth Management and
Securities Services	46	35	41	31.4	12.2	81	86	(5.8)	3
Payment Services	313	256	313	22.3	—	569	566	.5	21
Treasury and Corporate Support	453	492	359	(7.9)	26.2	945	688	37.4	30

Consolidated Company	$1,484	$1,428	$1,415	3.9	4.9	$2,912	$2,753	5.8	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2013, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $323 million of the

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

Company’s net income in the second quarter of 2013, compared with $328 million in the second quarter of 2012 and in the first quarter of 2013. Wholesale Banking and Commercial Real Estate’s net income decreased $5 million (1.5 percent) from the same quarter of 2012 due to lower total net revenue, partially offset by a lower provision for credit losses and a reduction in total noninterest expense. Total net revenue declined by $49 million (5.8 percent). Net interest income decreased modestly, $2 million (.4 percent) year-over-year, primarily due to lower rates on loans and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances and higher loan fees. Total noninterest income decreased $47 million (14.7 percent), driven by lower commercial products revenue, including standby letters of credit fees, loan-related fees and bond underwriting fees, partially offset by higher loan syndication fees and other capital markets revenue. In addition, there was a year-over-year decline in equity investment revenue. Total noninterest expense decreased $10 million (3.1 percent) from a year ago, primarily due to lower costs related to other real estate owned and FDIC insurance expense. The provision for credit losses was $30 million lower year-over-year, due to lower net charge-offs, partially offset by an unfavorable change in the reserve allocation.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the second quarter of 2013 was also $5 million (1.5 percent) lower than the first quarter of 2013. Total net revenue increased modestly, $2 million (.3 percent), compared with the prior quarter. Net interest income increased $8 million (1.6 percent) on a linked quarter basis, primarily due to increased average loan balances and higher loan fees, partially offset by lower loan rates and the impact of lower rates on the margin benefit from deposits. Total noninterest income decreased by $6 million (2.2 percent), primarily due to lower equity investment and trading account revenue and bond underwriting and loan-related fees, partially offset by higher loan syndication fees. Total noninterest expense decreased $4 million (1.3 percent) driven by lower costs related to other real estate owned. The provision for credit losses increased $15 million (33.3 percent) due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and over mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $349 million of the Company’s net income in the second quarter of 2013, a $25 million (6.7 percent) decrease from the second quarter of

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

2012, and a $32 million (10.1 percent) increase over the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a 1.8 percent decrease in its contribution from the same quarter of last year. Retail banking’s total net revenue was 4.8 percent lower than the second quarter of 2012. Net interest income decreased 3.5 percent, primarily due to lower loan rates and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income for the retail banking division decreased 7.9 percent from a year ago, principally due to lower retail lease revenue. Total noninterest expense for the retail banking division in the second quarter of 2013 increased 1.0 percent from the same quarter of the prior year, largely due to increases in net shared services and marketing costs, partially offset by a reduction in FDIC insurance expense, costs related to other real estate owned and other intangibles expense. The provision for credit losses for the retail banking division decreased 38.0 percent on a year-over-year basis due to lower net charge-offs and a favorable change in the reserve allocation. The contribution of the mortgage banking division decreased 10.8 percent from the second quarter of 2012 due to a decrease in total net revenue, partially offset by a reduction in total noninterest expense and a lower provision for credit losses. The division’s 16.4 percent decrease in total net revenue was due to a 19.7 percent decrease in total noninterest income, driven by lower mortgage origination and sales revenue, and a 7.3 percent decrease in net interest income, primarily the result of lower average loans held for sale. Total noninterest expense was 15.6 percent lower, reflecting a reduction in mortgage servicing review-related professional services costs, partially offset by an increase in net shared services expense. The provision for credit losses for the mortgage banking division decreased 40.2 percent due to a favorable change in the reserve allocation and lower net charge-offs.

Consumer and Small Business Banking’s contribution in the second quarter of 2013 was $32 million (10.1 percent) higher than the first quarter of 2013, driven by a lower provision for credit losses. Within Consumer and Small Business Banking, the retail banking division’s contribution increased 57.5 percent. Total net revenue for the retail banking division was relatively flat with a .4 percent decrease from the previous quarter. Net interest income decreased by .3 percent due to lower loan rates and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income was .5 percent lower on a linked quarter basis, driven by lower retail lease revenue, partially offset by higher deposit service charges, reflecting seasonally higher transaction volumes. Total noninterest expense for the retail banking division was relatively flat on a linked quarter basis as higher marketing expense was offset by lower compensation and employee benefits expense, principally due to

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

seasonally lower payroll taxes. The provision for credit losses decreased 45.4 percent on a linked quarter basis due to a favorable change in the reserve allocation and lower net-charge-offs. The contribution of the mortgage banking division decreased 13.7 percent from the first quarter of 2013 due to lower total net revenue and an increase in the provision for credit losses, partially offset by a decline in total noninterest expense. Total net revenue decreased 3.8 percent due to a 9.3 percent decline in net interest income, driven by lower average loans held for sale, and a 1.3 percent decrease in total noninterest income, primarily due to an unfavorable change in the valuation of MSRs, net of hedging activities, partially offset by an increase in origination and sales revenue. Total noninterest expense decreased 3.1 percent, driven by lower compensation and employee benefits expense and costs related to other real estate owned. The mortgage banking division’s provision for credit losses increased on a linked quarter basis, principally due to an unfavorable change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $46 million of the Company’s net income in the second quarter of 2013, compared with $41 million in the second quarter of 2012 and $35 million in the first quarter of 2013. The business line’s contribution was $5 million (12.2 percent) higher compared to the same quarter of 2012 due to higher total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased by $40 million (11.1 percent) year-over-year, driven by a $32 million (11.5 percent) increase in total noninterest income, primarily due to the impact of improved market conditions, business expansion and higher investment products fees. Net interest income increased $8 million (9.6 percent), principally due to higher average deposit and loans balances, partially offset by the impact of lower rates on the margin benefit from deposits. Total noninterest expense increased by $33 million (11.2 percent) due to higher compensation and employee benefits expense and an increase in net shared services costs, including the impact of business expansion.

The business line’s contribution in the second quarter of 2013 was $11 million (31.4 percent) higher than the prior quarter. Total net revenue increased $15 million (3.9 percent) on a linked quarter basis, driven by improved market conditions and account growth, along with higher investment products fees, while total noninterest expense decreased $3 million (.9 percent) due to lower litigation-related costs, partially offset by an increase in compensation expense.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $313 million of the Company’s net income in the second quarter of 2013, equal to the $313 million for the same period of 2012, but higher than the $256 million in the first quarter of 2013. Total net revenue increased $23 million (1.9 percent) year-over-year. Net interest income increased $11 million (2.9 percent), primarily due to improved loan rates and lower rebate costs on the government card program. Total noninterest income increased $12 million (1.5 percent) year-over-year. Credit and debit card revenue was $9 million (3.8 percent) higher than the prior year, primarily the result of higher volumes, including the impact of business expansion, partially offset by the impact of a credit recorded in the second quarter of 2012 related to the final expiration of debit card customer rewards. Merchant processing services revenue grew by $14 million (3.9 percent) due to higher product fees and volumes. Total noninterest expense increased $37 million (7.6 percent) compared with the second quarter of 2012, primarily due to higher compensation and employee benefits expense and net shared services expense, including the impact of business expansion, and an increase in marketing expense, partially offset by a reduction in other intangibles expense. The provision for credit losses decreased $14 million (7.1 percent), principally due to a favorable change in the reserve allocation.

Payment Services’ contribution in the second quarter of 2013 was $57 million (22.3 percent) higher than the first quarter of 2013 due to an increase in total net revenue and a lower provision for credit losses, partially offset by an increase in total noninterest expense. Total net revenue increased by $80 million (7.0 percent) from the first quarter of 2013. Net interest income was flat on a linked quarter basis, while total noninterest income was $81 million (10.8 percent) higher than the first quarter of 2013. This increase was due to a 14.0 percent increase in credit and debit card revenue, a 2.3 percent increase in corporate payment products revenue and a 7.5 percent increase in merchant processing revenue, primarily due to seasonally higher transaction volumes. Total noninterest expense increased $11 million (2.1 percent) on a linked quarter basis, principally due to the timing of marketing and professional services projects. The provision for credit losses decreased $22 million (10.7 percent) primarily due to a change in the reserve allocation, partially offset by an increase in net charge-offs.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, the net effect of transfer pricing related to average balances,

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

income taxes not allocated to business lines, including most tax advantaged investments and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $453 million in the second quarter of 2013, compared with net income of $359 million in the second quarter of 2012 and net income of $492 million in the first quarter of 2013. Net interest income decreased $10 million (1.8 percent) from the second quarter of 2012, principally due to lower rates on the investment portfolio, partially offset by lower funding costs. Total noninterest income increased $53 million over the second quarter of last year, driven by a favorable variance in net securities gains (losses), principally due to impairments recorded in the prior year, and higher commercial products revenue. Total noninterest expense decreased by $73 million (27.0 percent), principally reflecting the prior year Visa accrual and a reduction in net shared services expense, partially offset by an increase in compensation and employee benefits expense and costs related to investments in affordable housing and other tax-advantaged projects. The provision for credit losses was $43 million higher than the second quarter of 2012, due to an increase in net charge-offs and an increase in the allowance allocation related to acquired loans.

Net income in the second quarter of 2013 was $39 million (7.9 percent) lower on a linked quarter basis due to higher total noninterest expense and an increase in the provision for credit losses. Total net revenue increased modestly on a linked quarter basis, as a $23 million (4.1 percent) decrease in net interest income, a result of lower rates on the investment portfolio, was more than offset by a $27 million (43.5 percent) increase in total noninterest income driven primarily by higher equity investment and trading account revenue. A $92 million (87.6 percent) increase in total noninterest expense primarily reflected higher insurance and regulatory expense relative to the prior quarter. The provision for credit losses was $33 million higher due to an increase in net charge-offs and an increase in the allowance allocation related to acquired loans.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

On Wednesday, July 17, 2013, at 8:00 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 91458345. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, July 17th, and will run through Wednesday, July 24th, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 91458345. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $353 billion in assets as of June 30, 2013, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,087 banking offices in 25 states and 5,032 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

(MORE)

U.S. Bancorp Reports Second Quarter 2013 Results

July 17, 2013

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators under the FDIC Improvement Act prompt corrective action provisions applicable to all banks, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012, and

•	Tier 1 common equity to risk-weighted assets estimated using final rules for the Basel III standardized approach released July 2013.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from capital ratios defined by current banking regulations principally in that the numerator excludes trust preferred securities and preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”) or federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

###

(MORE)

U.S. Bancorp

Consolidated Statement of Income

	Three Months Ended		Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	June 30,		June 30,
(Unaudited)	2013	2012	2013	2012
Interest Income
Loans	$2,552	$2,631	$5,114	$5,269
Loans held for sale	54	67	126	132
Investment securities	392	470	802	938
Other interest income	40	60	107	121

Total interest income	3,038	3,228	6,149	6,460
Interest Expense
Deposits	144	177	299	358
Short-term borrowings	87	127	172	250
Long-term debt	191	266	409	560

Total interest expense	422	570	880	1,168

Net interest income	2,616	2,658	5,269	5,292
Provision for credit losses	362	470	765	951

Net interest income after provision for credit losses	2,254	2,188	4,504	4,341
Noninterest Income
Credit and debit card revenue	244	235	458	437
Corporate payment products revenue	176	190	348	365
Merchant processing services	373	359	720	696
ATM processing services	83	89	165	176
Trust and investment management fees	284	262	562	514
Deposit service charges	160	156	313	309
Treasury management fees	140	142	274	276
Commercial products revenue	209	216	409	427
Mortgage banking revenue	396	490	797	942
Investment products fees	46	38	87	73
Securities gains (losses), net	6	(19)	11	(19)
Other	159	197	297	398

Total noninterest income	2,276	2,355	4,441	4,594
Noninterest Expense
Compensation	1,098	1,076	2,180	2,128
Employee benefits	277	229	587	489
Net occupancy and equipment	234	230	469	450
Professional services	91	136	169	220
Marketing and business development	96	80	169	189
Technology and communications	214	201	425	402
Postage, printing and supplies	78	77	154	151
Other intangibles	55	70	112	141
Other	414	502	762	991

Total noninterest expense	2,557	2,601	5,027	5,161

Income before income taxes	1,973	1,942	3,918	3,774
Applicable income taxes	529	564	1,087	1,091

Net income	1,444	1,378	2,831	2,683
Net (income) loss attributable to noncontrolling interests	40	37	81	70

Net income attributable to U.S. Bancorp	$1,484	$1,415	$2,912	$2,753

Net income applicable to U.S. Bancorp common shareholders	$1,405	$1,345	$2,763	$2,630

Earnings per common share	$.76	$.71	$1.49	$1.39
Diluted earnings per common share	$.76	$.71	$1.49	$1.38
Dividends declared per common share	$.230	$.195	$.425	$.390
Average common shares outstanding	1,843	1,888	1,851	1,895
Average diluted common shares outstanding	1,853	1,898	1,860	1,904

U.S. Bancorp

Consolidated Ending Balance Sheet

	June 30,	December 31,	June 30,
(Dollars in Millions)	2013	2012	2012
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$6,618	$8,252	$15,403
Investment securities
Held-to-maturity	34,668	34,389	34,635
Available-for-sale	40,307	40,139	39,313
Loans held for sale	4,766	7,976	8,257
Loans
Commercial	68,185	66,223	61,534
Commercial real estate	38,298	36,953	36,557
Residential mortgages	47,753	44,018	39,920
Credit card	16,649	17,115	16,905
Other retail	47,105	47,712	48,035

Total loans, excluding covered loans	217,990	212,021	202,951
Covered loans	9,985	11,308	13,137

Total loans	227,975	223,329	216,088
Less allowance for loan losses	(4,312)	(4,424)	(4,572)

Net loans	223,663	218,905	211,516
Premises and equipment	2,622	2,670	2,638
Goodwill	9,156	9,143	8,934
Other intangible assets	3,287	2,706	2,712
Other assets	28,328	29,675	29,728

Total assets	$353,415	$353,855	$353,136

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$70,632	$74,172	$69,905
Interest-bearing	147,693	145,972	133,936
Time deposits greater than $100,000	33,243	29,039	37,475

Total deposits	251,568	249,183	241,316
Short-term borrowings	26,179	26,302	30,684
Long-term debt	19,724	25,516	28,821
Other liabilities	14,894	12,587	13,441

Total liabilities	312,365	313,588	314,262
Shareholders’ equity
Preferred stock	4,756	4,769	4,769
Common stock	21	21	21
Capital surplus	8,167	8,201	8,176
Retained earnings	36,707	34,720	32,687
Less treasury stock	(8,680)	(7,790)	(7,031)
Accumulated other comprehensive income (loss)	(1,288)	(923)	(830)

Total U.S. Bancorp shareholders’ equity	39,683	38,998	37,792
Noncontrolling interests	1,367	1,269	1,082

Total equity	41,050	40,267	38,874

Total liabilities and equity	$353,415	$353,855	$353,136

U.S. Bancorp

Non-GAAP Financial Measures

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in Millions, Unaudited)	2013	2013	2012	2012	2012
Total equity	$41,050	$40,847	$40,267	$39,825	$38,874
Preferred stock	(4,756)	(4,769)	(4,769)	(4,769)	(4,769)
Noncontrolling interests	(1,367)	(1,316)	(1,269)	(1,164)	(1,082)
Goodwill (net of deferred tax liability)	(8,317)	(8,333)	(8,351)	(8,194)	(8,205)
Intangible assets, other than mortgage servicing rights	(910)	(963)	(1,006)	(980)	(1,118)

Tangible common equity (a)	25,700	25,466	24,872	24,718	23,700
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	32,219	31,774	31,203	30,766	30,044
Preferred stock	(4,756)	(4,769)	(4,769)	(4,769)	(4,769)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(685)	(684)	(685)	(685)	(685)

Tier 1 common equity using Basel I definition (b)	26,778	26,321	25,749	25,312	24,590
Tangible common equity (as calculated above)	25,700	25,466	24,872	24,718	23,700
Adjustments (1)	(43)	81	126	157	153

Tier 1 common equity approximated using proposed rules for the Basel III standardized approach released June 2012 (c)	25,657	25,547	24,998	24,875	23,853
Tangible common equity (as calculated above)	25,700
Adjustments (2)	195

Tier 1 common equity estimated using final rules for the Basel III standardized approach released July 2013 (d)	25,895
Total assets	353,415	355,447	353,855	352,253	353,136
Goodwill (net of deferred tax liability)	(8,317)	(8,333)	(8,351)	(8,194)	(8,205)
Intangible assets, other than mortgage servicing rights	(910)	(963)	(1,006)	(980)	(1,118)

Tangible assets (e)	344,188	346,151	344,498	343,079	343,813
Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (f)	289,613 *	289,672	287,611	282,033	279,972
Adjustments (3)	20,866 *	21,021	21,233	22,167	23,240

Risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (g)	310,479 *	310,693	308,844	304,200	303,212
Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition	289,613 *
Adjustments (4)	12,476 *

Risk-weighted assets estimated using final rules for the Basel III standardized approach released July 2013 (h)	302,089 *
Ratios *
Tangible common equity to tangible assets (a)/(e)	7.5%	7.4%	7.2%	7.2%	6.9%
Tangible common equity to risk-weighted assets using Basel I definition (a)/(f)	8.9	8.8	8.6	8.8	8.5
Tier 1 common equity to risk-weighted assets using Basel I definition (b)/(f)	9.2	9.1	9.0	9.0	8.8
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (c)/(g)	8.3	8.2	8.1	8.2	7.9
Tier 1 common equity to risk-weighted assets estimated using final rules for the Basel III standardized approach released July 2013 (d)/(h)	8.6	—	—	—	—

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes net losses on cash flow hedges included in accumulated other comprehensive income, unrealized losses on securities transferred from available-for-sale to held-to-maturity included in accumulated other comprehensive income and disallowed mortgage servicing rights.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income and unrealized losses on securities transferred from available-for-sale to held-to-maturity included in accumulated other comprehensive income.
(3)	Includes higher risk-weighting for residential mortgages, unfunded loan commitments, investment securities and mortgage servicing rights, and other adjustments.
(4)	Includes higher risk-weighting for unfunded loan commitments, investment securities and mortgage servicing rights, and other adjustments.